Exhibit 10.2

TERM LOAN AGREEMENT

between

SEVCON, INC.

and

BANCA MONTE DEI PASCHI DI SIENA S.p.A.
acting through its New York branch

January 27, 2016

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS	1
ARTICLE II. TERM LOAN	9
2.1 Term Loan.	9
2.2 Use of Proceeds.	10
ARTICLE III. THE NOTE	10
3.1 Note.	10
ARTICLE IV. INTEREST RATES AND FEES	10
4.1 Interest Rate.	10
4.2 Facility Fee.	11
4.3 Prepayment.	11
4.4 Late Charges and Default Interest.	11
ARTICLE V. PAYMENTS AND PRINCIPAL	11
5.1 Type and Manner of Payment.	11
5.2 Payments of Principal and Interest.	12
5.3 Indemnity.	12
5.4 Regulatory Change.	12
ARTICLE VI. SECURITY	13
6.1 Security.	13
ARTICLE VII. REPRESENTATIONS AND WARRANTIES	13
7.1 Corporate Matters.	13
7.2 Subsidiaries.	14
7.3 Litigation.	15
7.4 No Default.	15
7.5 Solvency.	15
7.6 Employee Benefit Plans.	15
7.7 Environmental.	16
7.8 Brokerage Fees.	16
7.9 Intellectual Property.	16
7.10 Title to Properties; Liens.	16

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TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT, dated as of January 27, 2016, between SEVCON, INC., a Delaware corporation with offices at 155 Northboro Road, Southborough, Massachusetts 01772 (the “Borrower”) and BANCA MONTE DEI PASCHI DI SIENA S.p.A., acting through its New York branch, having an office at 55 East 59th Street, New York, New York 10022 (the “Bank”).

W I T N E S S E T H:

WHEREAS, the Borrower intends to acquire, through an indirect wholly-owned Subsidiary, the Target, as defined below (the “Acquisition”).

WHEREAS, in connection with the Acquisition, the Borrower has requested that the Bank make available to the Borrower an amount not to exceed the lesser of FIFTEEN MILLION and 00/100 EUROS (€15,000,000.00) or eighty percent (80%) of the Acquisition purchase price, which aggregate amount the Bank is willing to make available to the Borrower subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and to induce the Bank to make the Loan and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Bank agree as follows:

ARTICLE I.
DEFINITIONS

As used herein, the following capitalized terms shall have the meaning set forth below:

"Acquisition" shall mean the meaning set forth in the recitals above.

"Acquisition Note" shall mean the promissory note in the approximate principal amount of the Loan delivered by Sevcon Limited to the Borrower.

“Affiliate” shall mean, as applied to any Person, any other Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” shall mean the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise.

“Agreement” shall mean this Term Loan Agreement, as the same may be amended or modified from time to time.

“Applicable EURIBOR Margin” shall mean 300 basis points (3.00%) per year.

“Applicable EUROLIBOR Margin” shall mean 300 basis points (3.00%) per year.

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“Bank” has the meaning set forth in the preamble to this Agreement.

“Benefit Plan” shall mean a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which the Borrower or any Subsidiary or ERISA Affiliate of the Borrower has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Break Costs” shall mean such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate the Bank for any actual loss, cost, or expense incurred as a result of (i) any prepayment of the EUROLIBOR Loan other than on the last day of the applicable Interest Period for such EUROLIBOR Loan, or (ii) any failure by the Borrower to prepay the Loan on any date for payment specified in the Borrower’s written notice of intention to prepay such Loan.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which banking institutions are authorized or obligated to close under the laws of the United States of America or the State of New York.

“Change of Control” shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than the Permitted Investor, of Stock representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Stock of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated or approved by the board of directors of the Borrower nor (ii) appointed by directors so nominated or approved; or (c) the Borrower shall cease to own, directly or indirectly, free and clear of all Liens or other encumbrances, at least 100% of the outstanding Stock of any Subsidiary except as may result from any merger, consolidation or other reorganization permitted under this Agreement.

“Code” shall mean the United States Internal Revenue Code of 1986, as revised from time to time.

“Default Rate” shall mean a per annum rate of interest equal to the rate of interest applicable to an Obligation determined pursuant to Section 4.1, plus three percent (3%).

“EBITDA” shall mean, for any period of determination and without duplication, the sum of (i) consolidated net income of the Borrower and its Subsidiaries for such period (computed without regard to any extraordinary items of gain or loss), plus (ii) to the extent included in the calculation of consolidated net income for such period, the sum of (A) interest expense, (B) income tax expense, (C) depreciation and amortization, (D) any extraordinary charges for such period, (E) any non-cash charges for such period related to stock options and restricted stock granting, (F) any other nonrecurring non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in consolidated net income in a prior period), (G) fees and expenses incurred in connection with the negotiation, execution and delivery on the Funding Date of this Agreement and the other Loan Documents and the transactions contemplated herein and therein, (H) fees and expenses incurred in connection with the negotiation, execution and delivery of the documents related to the Acquisition and (I) reasonable non-recurring cash expenses and losses arising from any integration costs, severance costs, retention costs, relocation costs, termination costs, consolidated of facilities costs and losses, minus (iii) non-cash gains.

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“Environmental Law” shall mean any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on the Borrower or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 USC § 9601 et seq.; the Resource Conservation and Recovery Act, 42 USC § 6901 et seq.; the Federal Water Pollution Control Act, 33 USC § 1251 et seq.; the Toxic Substances Control Act, 15 USC § 2601 et seq.; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of the Borrower or its Subsidiaries under Code Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of the Borrower or its Subsidiaries under Code Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the Code, any organization subject to ERISA that is a member of an affiliated service group of which the Borrower or any of its Subsidiaries is a member under Code Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the Code, any Person subject to ERISA that is a party to an arrangement with the Borrower or any of its Subsidiaries and whose employees are aggregated with the employees of the Borrower or its Subsidiaries under Code Section 414(o).

“EURIBOR Loan” shall mean the Term Loan when the interest thereon is determined by reference to the EURIBOR Rate.

“EURIBOR Rate” shall mean with respect to the EURIBOR Loan, for any Interest Period applicable thereto, the rate per annum as determined on the basis of the euro interbank offered rate administered by the Banking Federation of the European Union (or any other person which takes over the administration of that rate), as quoted by such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%) for a period of time comparable to such Interest Period for such EURIBOR Loan as of 11:00 a.m. central European time on the day that is two (2) Business Days preceding the first day of such Interest Period for such EURIBOR Loan. In the event that the Bank is unable to obtain any such quotation as provided above, it shall be deemed that the EURIBOR Rate pursuant to a EURIBOR Loan cannot be determined.

“Euro” and “€” shall mean lawful currency of the European Union.

“EUROLIBOR Loan” shall mean the Term Loan when the interest thereon is determined on the basis of rates referred to in the definition of “EUROLIBOR Rate,” below. All computations of interest for a EUROLIBOR Loan shall be made on the basis of a three hundred sixty (360) day year and the actual number of days elapsed.

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“EUROLIBOR Rate” shall mean with respect to the EUROLIBOR Loan, for any Interest Period applicable thereto, the rate per annum as determined on the basis of the London Interbank offered rates for deposits in Euros, as quoted by such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%) for a period of time comparable to such Interest Period for such EUROLIBOR Loan as of 11:00 a.m. London time on the day that is two (2) London Business Days preceding the first day of such Interest Period for such EUROLIBOR Loan. In the event that the Bank is unable to obtain any such quotation as provided above, it shall be deemed that the EUROLIBOR Rate pursuant to a EUROLIBOR Loan cannot be determined. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to EUROLIBOR deposits of any Bank, then for any period during which such Reserve Percentage shall apply, the EUROLIBOR Rate shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage. “Reserve Percentage” shall mean the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves), which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time. The Bank shall use its best efforts to advise the Borrower of the EUROLIBOR Rate as soon as practicable after each change in the EUROLIBOR Rate; provided, however, that the failure of the Bank to so advise the Borrower on any one or more occasions shall not affect the rights of the Bank or the obligations of the Borrower hereunder.

“Event of Default” has the meaning set forth in ARTICLE IX hereof.

“Excluded Subsidiaries” shall mean Sevcon Asia Limited and Sevcon Japan KK.

“Execution Date” shall mean the date first set forth above in this Agreement.

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“Funding Date” shall mean a date not more than 30 days subsequent to the Execution Date on which all of the conditions set forth in ARTICLE X have been satisfied.

“GAAP” for any Person, shall mean generally accepted accounting principles in the United States of America as in effect from time to time, applied by the Borrower on a basis consistent with the Borrower’s most recent financial statements furnished to the Bank pursuant to the provisions of this Agreement. All accounting terms used in this Agreement, unless otherwise defined, shall have the meanings ascribed to them under GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Bank shall so request, the Bank and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.

“Governmental Authority” shall mean any domestic or foreign, federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guarantors” shall mean Sevcon USA, Inc., a Delaware corporation and Sevcon Security Corporation, a Massachusetts corporation.

“Guaranties” shall mean the unconditional guaranties by the Guarantors of the Obligations, substantially in the form attached hereto as Exhibit B.

“Hazardous Materials” shall mean (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Indebtedness” shall mean any obligation of a Person for the payment of money to any other Person, including without limitation (i) indebtedness for money borrowed, (ii) purchase money obligations, (iii) leases evidencing the acquisition of capital assets, (iv) reimbursement obligations; provided, however, that reimbursement obligations supporting credit or liquidity facilities shall not constitute Indebtedness until such time as a reimbursement payment becomes due and payable under the agreement entered into in connection with such reimbursement obligations, and (v) guaranteed indebtedness, but excluding (a) obligations for supplies, services and pensions allocable to current operating expenses during the current or future fiscal years in which the supplies are to be delivered, the services rendered, or the pensions paid and (b) rentals payable in the current or future fiscal years under leases that are not capital leases and not required to be included as indebtedness under GAAP.

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“Interest Period” shall mean with respect to the EUROLIBOR Loan, each period commencing on the date such Loan is made (or the last day of the next preceding Interest Period with respect to the Loan), and ending on the day that is 1, 2 or 3 months thereafter as selected by the Borrower (except that each such Interest Period that commences on the last London Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last London Business Day of the appropriate subsequent calendar month). Notwithstanding the foregoing: (i) each Interest Period that would otherwise end on a day that is not a London Business Day shall end on the next succeeding London Business Day; and (ii) no Interest Period shall end later than the Term Loan Maturity Date.

“Leverage Ratio” shall mean, as of any date of determination, the ratio of consolidated Indebtedness of the Borrower and its Subsidiaries minus cash and marketable securities of the Borrower and its Subsidiaries to EBITDA of the Borrower and its Subsidiaries for the 12 month period ended as of such date of determination.

“Lien” shall mean any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances. Without limiting the generality of the foregoing, the term “Lien” includes the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, option, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting real property.

“Loan” shall mean the Term Loan.

“Loan Documents” shall mean this Agreement, the Note, the Guaranty, the Security Agreement, the Pledge Agreements and all documents, instruments and agreements relating to the foregoing, and any amendment, modification or supplement, from time to time, to any of the foregoing.

“Loan Parties” shall mean the Borrower and the Guarantors.

“London Business Day” shall mean a Business Day on which dealings in Euro deposits are carried out in the London interbank market.

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“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Change” shall mean a material adverse change with respect to (a) the business, operations, property, or financial condition of the Loan Parties and their Affiliates, or (b) the ability of the Loan Parties to perform their obligations under the Loan Documents.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which a Borrower or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Note” shall mean the Promissory Note dated the Funding Date made by the Borrower to the Bank pursuant to this Agreement, substantially in the form attached as Exhibit A to this Agreement.

“OFAC” shall mean The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Obligations” shall mean all of the Borrower’s liabilities, obligations and indebtedness to the Bank of any and every kind and nature arising under this Agreement.

“Organizational Documents” shall mean the certificate of incorporation and by-laws of each of the Borrower and Guarantors, as applicable, together with any and all other consents or resolutions and such other agreements related to the corporate governance of the Loan Parties; in each case including any and all modifications thereof as of the date of the document referring to such Organizational Document and any and all future modifications thereof.

“Patriot Act” has the meaning set forth in Section 7.15.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Investor” shall mean, collectively, Mario J. Gabelli/GGCP, Inc./GAMCO Investors, Inc.

“Person” shall mean any natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” shall mean any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or Section 412 of the Code sponsored, maintained or contributed to by the Borrowers or any ERISA Affiliate.

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“Pledge Agreements” shall mean (a) the pledge agreement substantially in the form attached hereto as Exhibit D pursuant to which the Borrower shall pledge to the Bank (i) 100% of the Stock of the Guarantors, and (ii) the Acquisition Note. and (b) with the exception of the Excluded Subsidiaries as to which no pledge is required, the documents governed by the laws of each of the Borrower’s first-tier non-U.S. Subsidiaries local jurisdiction of organization, pursuant to which the Borrower will pledge sixty percent (60%) of the Stock of such Subsidiaries to the Bank.

“Proceeds” shall mean “proceeds,” as such term is defined in Section 9 102(64) of the UCC and, to the extent not included in such definition, shall include, without limitation, (a) any and all proceeds of any insurance, indemnity, warranty, guaranty or letter of credit payable to any Loan Party from time to time with respect to any of the collateral, (b) all payments (in any form whatsoever) paid or payable to any Loan Party from time to time in connection with any taking of all or any part of the collateral by any Governmental Authority or any Person acting under color of any Governmental Authority, (c) all judgments in favor of any Loan Party in respect of the collateral and (d) all other amounts from time to time paid or payable or received or receivable under or in connection with any of the collateral.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Regulatory Change” has the meaning set forth in Section 5.4 hereof.

“Reportable Event” shall mean any reportable event as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414).

“Requirement of Law” shall mean, as to any Person, any law, rule, treaty, regulation or determination of any Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or assets or to which any such Person or any of its Property or assets may be bound or affected.

“Sanctioned Entity” shall mean (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals maintained by OFAC.

“Security Agreement” shall mean the security agreement of even date herewith substantially in the form attached hereto as Exhibit C, pursuant to which Sevcon USA, Inc. grants a security interest to the Bank in all its right, title and interest in all of the collateral described therein.

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“Solvent” shall mean, with respect to any Person as of any date of determination, that (a) valued on a going concern basis, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent,” as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Stock” shall mean all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, limited liability company interests or any other equity security.

“Subsidiary” of a Person shall mean a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity, but shall specifically exclude Sevcon New Energy Technology (Hubei) Company Limited.

“Target” shall mean Bassi S.r.l., an Italian limited liability company.

“Term Loan” has the meaning set forth in Section 2.1 hereof.

“Term Loan Maturity Date” shall mean the earliest to occur of (i) the fifth anniversary of the Funding Date, (ii) the date (if any) that the Bank declares an Event of Default pursuant to Article IX of this Agreement whereupon the Loan becomes or is declared to be immediately due and payable by the Bank or (iii) the date (if any) that the Borrower prepays in full the outstanding principal balance of the Loan.

“UCC” shall mean the Uniform Commercial Code in effect from time to time in the State of New York or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the collateral, the Uniform Commercial Code as in effect from time to time in such state.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

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ARTICLE II.
TERM LOAN

2.1              Term Loan. Subject to the terms and conditions of this Agreement, the Bank shall make a term loan (the “Term Loan”) to the Borrower in the principal amount of Fifteen Million and 00/100 Euros (€15,000,000.00) or, if lower, the amount equal to eighty percent (80%) of the Acquisition purchase price. The final principal amount of the Term Loan shall be determined on the Funding Date.

2.2              Use of Proceeds. The Term Loan shall be used to pay a portion of the purchase price for the Acquisition.

ARTICLE III.
THE NOTE

3.1              Note. The Term Loan made by the Bank shall be evidenced by the Note, substantially in the form of Exhibit A attached hereto, which shall be payable to the order of the Bank and shall bear interest as provided in Article IV.

ARTICLE IV.
INTEREST RATES AND FEES

4.1              Interest Rate. (a) Outstanding amounts under the Note shall bear interest, at a variable rate per annum equal to the EUROLIBOR Rate in effect from time to time plus the Applicable EUROLIBOR Margin. Such EUROLIBOR Loan shall automatically be renewed on the last day of the current Interest Period for an Interest Period having the same duration as the current Interest Period unless the Borrower provides written notice to the Bank that it elects a different renewal Interest Period not less than two (2) Business Days prior to the expiration of the current Interest Period.

(b)               If the Bank shall determine that for any reason adequate and reasonable means do not exist for ascertaining EUROLIBOR with respect to the Loan, the Bank will give notice of such determination to the Borrower. Upon such determination and notice, the Bank may convert the EUROLIBOR Loan to a EURIBOR Loan and the Loan shall thereinafter bear interest at a variable rate per annum equal to the EURIBOR Rate in effect from time to time plus the Applicable EURIBOR Rate Margin. Thereafter, the Bank may not maintain the Loan as a EUROLIBOR Loan hereunder until the Bank revokes such notice in writing. If the Bank shall determine that the introduction of any law (statutory or common), treaty, rule, regulation, guideline or determination of an arbitrator or of a Governmental Authority or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful for the Bank to make a Loan as a EUROLIBOR Loan then, on notice thereof by the Bank to the Borrower, the Bank may suspend maintaining this Loan as a EUROLIBOR Loan until the Bank shall have notified the Borrower that the circumstances giving rise to such determination shall no longer exist and the Bank may convert the Loan from a EUROLIBOR Loan to a EURIBOR Loan. The Bank may, in its sole discretion, convert the EUROLIBOR Loan to a EURIBOR Loan upon the occurrence of an Event of Default. The Loan shall automatically convert from a EUROLIBOR Loan to a EURIBOR Loan on the date the Borrower commences, or has commenced against it, any proceeding or request for relief under any bankruptcy, insolvency or similar laws now or hereafter in effect in the United States of America or any state or territory thereof or any foreign jurisdiction or any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of the Borrower. The Borrower shall be responsible for all Break Costs, if any, with respect to prepayment of the Loan or conversion of the Loan to a EURIBOR Loan as provided in Section 4.1(a).

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4.2              Facility Fee. A facility fee of .75% of the principal amount of the Term Loan shall be paid by the Borrower to the Bank at or prior to the Funding Date.

4.3              Prepayment.

(a)                The Borrower may prepay all or any portion of the principal outstanding under the Note, at any time, upon at least three (3) Business Days prior written notice to the Bank (which notice shall be irrevocable), and any such prepayment shall occur only on the last day of the applicable Interest Period. No amount that is prepaid may be reborrowed. The Borrower shall pay to the Bank, Break Costs if any in the event that such prepayment is not made on the last day of the applicable Interest Period. If the prepayment is made on or before the six-month anniversary of the Funding Date, the Borrower shall pay to the Bank together with such prepaid an amount equal to one percent (1%) of the amount of the prepayment. All prepayments must be in a minimum amount of One Million Euros (€1,000,000) or whole multiples in excess thereof of Five Hundred Thousand Euros (€500,000).

(b)               Required prepayments shall be applied to scheduled amortization installments set forth on the amortization schedule annexed to the Note as Schedule I in reverse order of maturity. Voluntary prepayments shall be applied to scheduled amortization installments in the order directed by the Borrower.

4.4              Late Charges and Default Interest. In the event that any payment of principal or interest due hereunder is not received by the Bank within fifteen (15) days following the date such payment is due, the Bank may assess the Borrower a late charge equal to four percent (4%) of the amount of the payment then due and owing. Notwithstanding anything herein to the contrary, upon the occurrence and continuation of an Event of Default, the Borrower shall pay interest at a rate equal to the Default Rate.

ARTICLE V.
PAYMENTS AND PRINCIPAL

5.1              Type and Manner of Payment. (a) The Borrower shall make each payment of principal and interest and any other amounts payable hereunder, not later than 12:00 noon (New York City time) on the date when due, as provided in section (b) below. All payments received by the Bank after 12:00 noon shall be deemed received on the next succeeding Business Day and any applicable interest or fees shall continue to accrue. Whenever any payment of principal or interest shall be due on a day which is not a Business Day, the date for such payment shall be extended to the next succeeding Business Day and interest shall accrue for such period. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall accrue for such extended time.

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(b)               Each payment, repayment or prepayment, as applicable, of principal and interest, and each payment on account of any other fees, charges or other amounts payable under this Agreement or the Note shall be paid by the Borrower, without set-off or counterclaim to the Bank, by mail at its office located at 55 E. 59th Street, New York, New York 10022 for receipt on the day such payment is due, or by wire transfer to the Bank, in accordance with the instructions delivered by the Bank to the Borrower, or to such other location or accounts as the Bank may specify in writing to the Borrower from time to time, in immediately available funds.

5.2              Payments of Principal and Interest. Commencing on the second anniversary of the Funding Date and continuing on the last day of each three-month period thereafter until the Term Loan Maturity Date, the Borrower shall pay to the Bank installments of principal as set forth on the amortization schedule annexed to the Note as Schedule I; provided, however, that the final principal installment shall be in an amount equal to the aggregate principal amount, plus accrued unpaid interest to date, of the Term Loan outstanding on the Term Loan Maturity Date. Commencing on the last day of the first Interest Period after the Funding Date and on the last day of each Interest Period thereafter, the Borrower shall pay to the Bank interest as provided in Section 4.1 on the unpaid principal amount of the Loan.

5.3              Indemnity. The Borrower agrees to defend, protect, indemnify and hold harmless the Bank and each of its affiliates, officers, directors, employees, and agents (the “Indemnitee”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitee incurred in connection with any action or proceeding between any Loan Party or its Affiliates and any Indemnitee or between any Indemnitee and any third party or otherwise, whether or not relating to any investigative, administrative or judicial proceeding and whether or not such Indemnitee shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitee (whether direct, indirect, special, consequential, punitive or treble and whether based on any federal, state or local, or foreign, laws or other statutory regulations, including, without limitation, environmental laws, securities and commercial laws and regulations, under common law or at equitable cause, or in contract or otherwise) in any manner relating to or arising out of the Loan Documents, or any act, event or transaction related or attendant thereto or contemplated thereby, or any action or inaction by an Indemnitee under or in connection therewith, any commitments of the Bank hereunder, or the making of the Loan, or the management of such Loan, or the use or intended use of the proceeds of any Loan, advance or other financial accommodation provided hereunder including, in each such case, any allegation of any such matters, whether meritorious or not (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any obligation to any Indemnitee hereunder with respect to Indemnified Matters to the extent caused by or resulting from the willful misconduct or gross negligence of an Indemnitee. The covenants of the Borrower contained in this Section 5.3 shall survive the payment in full of all amounts due and payable under the Loan Documents and the full satisfaction of all other obligations of the Borrower.

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5.4              Regulatory Change. After the date hereof, if the introduction of any new, or any change in existing, applicable laws, rules or regulations or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, including, without limitation, the issuance of any rules, regulations or directives under the Dodd-Frank Wall Street Reform and Consumer Protection Act and any requests, rules, guidelines or directives thereunder or compliance by the Bank, with any new request or directive by any Governmental Authority (whether or not having the force of law); (hereinafter the “Regulatory Change”) (i) shall subject the Bank to any tax, duty or other charge with respect to this Agreement, based upon the charging and collecting of interest hereunder, or shall change the basis of taxation or payments to the Bank of the principal or interest on the Loan (other than imposition of, or a change in the rate of, net income or franchise or similar tax on the Bank); (ii) shall result in the imposition, modification or deemed applicability of any account of, or credit extended by the Bank; or (iii) shall impose on the Bank any other condition affecting the Loan or the charging and collecting of interest hereunder; and the result of any of the foregoing is to increase the cost to the Bank of charging and collecting interest hereunder, or to reduce the amount of any sum received or receivable by the Bank under the Loan by an amount deemed by the Bank to be material, then, upon notice by the Bank to the Borrower setting forth in reasonable detail the circumstances of such increase or reduction and the calculation of the amount thereof, the Borrower at its sole discretion shall either repay the Loan (including all interest and fees due thereon) in full upon or before any such Regulatory Change taking effect or pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction. Such payments shall be made on the first date for payment of interest hereunder following the date of the demand by the Bank and on each such payment date thereafter or shall be paid promptly on demand if the Borrower is not advised of the amount of such payment prior to any such payment date. Determinations by the Bank for purposes of this paragraph of the effect of any Regulatory Change on its costs of making or maintaining loans bearing interest, and of the additional amounts required to compensate the Bank in respect thereof, shall be conclusive, provided that such determinations are made in good faith and absent manifest error.

ARTICLE VI.
SECURITY

6.1              Security. As a condition precedent and material inducement to the Bank making the Loan:

(a)                the Guarantors shall deliver the Guaranties;

(b)               Sevcon USA, Inc. shall deliver the Security Agreement; and

(c)                the Borrower shall deliver the Pledge Agreements.

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ARTICLE VII.
REPRESENTATIONS AND WARRANTIES

To induce the Bank to enter into this Agreement and to make the Loan, the Borrower makes the following representations and warranties.

7.1              Corporate Matters.

(a)                Each of the Loan Parties and the Borrower’s Subsidiaries are duly organized, validly existing corporations subsisting under the laws of their jurisdictions of formation; have the power to own and hold the property they purport to own and hold and to carry on business as now being conducted and proposed to be conducted. Each Loan Party has the power to execute, deliver and perform its obligations under the Loan Documents.

(b)               The execution, delivery and performance of the Loan Documents by the Loan Parties have been duly authorized by all necessary corporate action; the Loan Documents are duly executed and validly delivered by the Loan Parties.

(c)                The execution, delivery and performance of the Loan Documents by the Loan Parties, and consummation by the Loan Parties of the transactions herein and therein contemplated, and compliance by the Loan Parties with the terms, conditions and provisions of the Loan Documents will not conflict with or result in a breach of any of the terms, conditions or provisions of (i) the Organizational Documents of the Loan Parties, (ii) any agreement or instrument to which any Loan Party or any of its Affiliates are now a party or by which they or their Property are bound, or result thereunder in the creation or imposition of any Lien of any nature whatsoever upon any of the properties or assets of the Borrower, the Guarantors or the Borrower’s Subsidiaries except as may be provided in the Loan Documents, (iii) any judgment or order, writ, injunction, decree or demand of any Governmental Authority, or (iv) any applicable Requirement of Law.

(d)               No material authorization, consent, approval or action of, or filing with or notice to, any Governmental Authority or any other Person, which has not been obtained, is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of the Loan Documents and the performance of the Loan Parties’ obligations thereunder. All material permits, licenses, authorizations, consents and approvals of all Governmental Authorities necessary for the Loan Parties and their Subsidiaries to conduct their businesses have been obtained and are in full force and effect and the Loan Parties and their Subsidiaries have obtained any and all consents from any Person required to effect the terms and conditions of Loan Documents.

(e)                All financial statements of the Loan Parties and their Subsidiaries delivered to the Bank have been prepared in accordance with GAAP, are true and correct in all material respects and fairly present the financial condition of the Loan Parties and their Subsidiaries as of the respective dates thereof and results of operations for the period then ended, and no Material Adverse Change has occurred in the financial condition reflected therein since the respective dates thereof.

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(f)                The Loan Documents to which it is party are the legal, valid and binding obligations of the Borrower and the Guarantors as applicable, enforceable against the Borrower and the Guarantors, as applicable, in accordance with their respective terms, subject to limitations imposed by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and the effect of applicable bankruptcy, reorganization, insolvency, moratorium and similar laws of general application relating to or affecting creditors’ rights.

7.2              Subsidiaries. Schedule 7.2 sets forth the name and jurisdiction of incorporation of each Subsidiary of the Borrower or its Subsidiaries and, as to each such Subsidiary, the percentage of each class of Stock owned by the Borrower or by any Borrower’s Subsidiary. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than those granted to employees, consultants or directors and directors’ qualifying shares) of any nature relating to any Stock of any of the Borrower’s Subsidiaries, except under the Loan Documents.

7.3              Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting any of the Loan Parties or any of their Subsidiaries or any material Property of any of the Loan Parties or any of their Subsidiaries, at law or in equity or before or by any Governmental Authority, which involve any of the transactions contemplated herein or which, if adversely determined against the applicable Person, could reasonably be expected to result in a Material Adverse Change. No Loan Party or any of their Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any Governmental Authority or any agreement with any Person, which involves a reasonable possibility of any Material Adverse Change.

7.4              No Default. There is no default on the part of any Loan Party under the Loan Documents and no event has occurred and is continuing which with notice or the passage of time or both would constitute a default or an Event of Default.

7.5              Solvency. Each Loan Party is Solvent and the Loan Parties on a consolidated basis are Solvent. No transfer of Property is being made by any Loan Party or its Subsidiaries and no obligation is being incurred by any Loan Party or its Subsidiaries in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party or its Subsidiaries.

7.6              Employee Benefit Plans. Each of the Borrower and the ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to ERISA and the regulations and published interpretations thereunder and any similar applicable non-U.S. law, except for such noncompliance which could not reasonably be expected to result in a Material Adverse Change. No Reportable Event has occurred as to which the Borrower or any ERISA Affiliate was required to file a report with the PBGC, other than reports for which the 30 day notice requirement is waived, reports that have been filed and reports the failure of which to file could not reasonably be expected to result in a Material Adverse Change. There has been no failure by any Plan to meet the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance, whether or not waived, nor has there been a filing pursuant to Sections 412 and 430 of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan where such events could reasonably be expected to result in a Material Adverse Change. None of the Borrower and the ERISA Affiliates has incurred or could reasonably be expected to incur any Withdrawal Liability that could reasonably be expected to result in a Material Adverse Change. None of the Borrower and the ERISA Affiliates has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, where such reorganization or termination has resulted or could reasonably be expected to result, through increases in the contributions required to be made to such Plan or otherwise, in a Material Adverse Change.

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7.7              Environmental. (a) None of the Borrower’s or its Subsidiaries’ properties or assets has ever been used by the Borrower, or to the knowledge of Borrower, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such use, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) none of the Borrower’s or its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) neither the Borrower nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any real property owned or operated by the Borrower or its Subsidiaries, and (d) neither the Borrower nor any of its Subsidiaries has received a summons, citation, notice, or directive from the United States Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by the Borrower or its Subsidiaries resulting in the releasing or disposing of Hazardous Materials into the environment that individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.

7.8              Brokerage Fees. No Loan Party nor any of its Subsidiaries has utilized the services of any broker or finder in connection with the Borrower’s obtaining financing from the Bank under this Agreement and no brokerage commission or finders fee is payable by any Loan Party or its Subsidiaries in connection herewith.

7.9              Intellectual Property. Each Loan Party and each of its Subsidiaries owns, or holds licenses in, or otherwise has the right to use all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted.

7.10          Title to Properties; Liens. Each Loan Party and each of its Subsidiaries has (i) valid leasehold interests in (in the case of material leasehold interests in real or personal property), or (ii) good title to (in the case of all other personal property), all of its material properties and assets reflected in the financial statements referred to in Section 7.1(e), except for assets disposed of since the date of such financial statements. Except as expressly permitted by this Agreement, all such properties and assets are free and clear of Liens.

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7.11          Leases. Each Loan Party and each of its Subsidiaries enjoys peaceful and undisturbed possession under all leases material to its business and to which it is a party or under which it is operating, and all of such leases are valid and subsisting and no material default by any Loan Party or its Subsidiaries exists under any of them.

7.12          Transactions with Affiliates. No Loan Party or any Borrower’s Subsidiary has, directly or indirectly, entered into or permitted to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate on terms that are less favorable to a Loan Party or the Borrower’s Subsidiaries than those that might be obtained at the time from Persons who are not such an Affiliate.

7.13          Complete Disclosure. All factual information furnished by or on behalf of each Loan Party or its Subsidiaries in writing to the Bank or in the other Loan Documents for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information hereafter furnished by or on behalf of each Loan Party or its Subsidiaries in writing to the Bank will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided.

7.14          Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable Requirements of Law (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any Governmental Authority, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

7.15          Patriot Act. To the extent applicable, each Loan Party and its Subsidiaries is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

7.16          Margin Stock. No Loan Party or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to the Borrower will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

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7.17          Governmental Regulation. No Loan Party or any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party or any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

7.18          OFAC. No Loan Party or any of its Subsidiaries is in violation of any of the country- or list-based economic and trade sanctions administered and enforced by OFAC. No Loan Party or any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

7.19          Indebtedness. Neither Loan Party has any Indebtedness that is senior to the Indebtedness evidenced by the Note and this Agreement.

ARTICLE VIII.
COVENANTS OF BORROWER

From the date of this Agreement and thereafter until the Loan (including interest due thereon) and all fees to be paid by the Borrower to the Bank hereunder or under any of the Loan Documents are paid in full:

8.1              Corporate Status, Financial Information and Obligations.

The Borrower shall:

(a)                at all times preserve and keep in full force and effect the Borrower’s and its Subsidiaries’ valid existence and good standing and any rights and franchises material to its businesses;

(b)               furnish to the Bank (i) within ninety (90) days following the end of each respective fiscal year, copies of the audited consolidated financial statements of the Borrower and its Subsidiaries together with copies of management letters, prepared by independent certified public accountants selected by the Borrower and reasonably satisfactory to the Bank, all such financial statements to be prepared in accordance with GAAP; and (ii) as soon as available and in any event within sixty (60) days after the close of each quarter, a copy of the unaudited consolidated financial statements of the Borrower as of the end of such quarter and the related statements of income, balance sheets, revenue and expense statements, cash flow statements, balances, earnings, retained earnings and changes in financial position for such period, prepared in accordance with GAAP, certified by the chief financial or accounting officer of the Borrower, together with quarterly variance reports;

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(c)                provide the Bank with copies of any audit reports or other material regulatory communications received from any Governmental Authority which could reasonably be expected to have a material impact on the Guarantor's or the Borrower’s ability to perform its obligations under the Loan Documents, and, from time to time, provide such other information regarding the operations, business affairs and financial condition of the Borrower as the Bank may reasonably request;

(d)               promptly, but in any event within 5 days after a senior officer of the Borrower has knowledge of any event or condition that constitutes a default or an Event of Default, notice thereof and a statement of the curative action that the Borrower proposes to take with respect thereto (if any);

(e)                promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on any Loan Party or any of its Subsidiaries, notice of all actions, suits, or proceedings brought by or against any Loan Party or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Change; and

(f)                upon the request of the Bank, any other information reasonably requested relating to the financial condition of the Guarantors, the Borrower or its Subsidiaries.

8.2              Financial Covenant. The Borrower together with its Subsidiaries shall maintain a Leverage Ratio, measured on a fiscal year-end basis of not greater than 3.5:1.00 through September 30, 2017 and thereafter not greater than 3.0:1.00.

8.3              Environmental.

The Borrower shall, and shall cause its Subsidiaries to:

(a)                comply, in all material respects, with Environmental Laws and provide to the Bank documentation of such compliance which the Bank reasonably requests,

(b)               promptly notify the Bank of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by the Borrower or any of its Subsidiaries and take any remedial actions required by Environmental Law to abate said release or otherwise to come into compliance with applicable Environmental Law, and

(c)                promptly, but in any event within 5 days of its receipt thereof, provide the Bank with written notice of any of the following: (i) notice that any Lien with respect to violation of Environmental Laws has been filed against any of the real or personal property of the Borrower or its Subsidiaries, (ii) commencement of any action or notice that an action will be filed against the Borrower or its Subsidiaries regarding violation of Environmental Laws, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

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8.4              Taxes. The Borrower shall cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against any Loan Party, its Subsidiaries, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period or timely request such extension. The Borrower will and will cause its Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, federal and foreign income taxes.

8.5              Insurance. The Borrower shall cause each Loan Party and its Subsidiaries to maintain insurance respecting each of the Loan Parties and their Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Each policy of insurance shall (a) name the Bank as an additional insured thereunder as its interests may appear, and (b) in the case of any business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to the Bank, that names the Bank as the loss payee thereunder and (if obtainable by the Loan Parties using commercially reasonable efforts) provides for at least 30 days prior written notice to the Bank of any modification or cancellation of such policy.

8.6              Employee Benefits. The Borrower shall comply in all material respects with the applicable provisions of ERISA and the provisions of the Code relating to ERISA and any applicable similar non-U.S. law and (b) furnish to the Bank (i) as soon as possible after, and in any event within 30 days after any executive officer of the Borrower or any ERISA Affiliate knows or has reason to know that, any Reportable Event has occurred, a statement of the Borrower signed by its chief financial officer or treasurer setting forth details as to such Reportable Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such Reportable Event given to the PBGC, (ii) promptly after any such executive officer learns of receipt thereof, a copy of any notice that the Borrower or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) or to appoint a trustee to administer any such Plan, (iii) within 30 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code a notice of failure to make a required installment or other payment with respect to a Plan, a statement of the Borrower signed by its chief financial officer or treasurer setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of any such notice given to the PBGC and (iv) promptly after any such executive officer learns thereof and in any event within 30 days after receipt thereof by the Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Borrower or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, in each case within the meaning of Title IV of ERISA.

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8.7              Other Agreements. No Loan Party or any of its Subsidiaries will enter into any agreement containing any provision which would be violated or breached by the performance of the Loan Parties’ obligations under the Loan Documents.

8.8              Use of Proceeds. The proceeds of the Loan made under this Agreement will be used by the Borrower for the purposes set forth in this Agreement. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System. The Borrower shall use the proceeds of the Loan hereunder in compliance with all applicable legal and regulatory requirements of any Governmental Authority (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System, the Securities Exchange Act of 1934 and the Securities Act of 1933, and any regulations thereunder).

8.9              Corporate Organization. The Borrower shall cause each Loan Party and its Subsidiaries to maintain its corporate existence. Without the prior written consent of the Bank, the Borrower shall not materially change or amend its Organizational Documents, provided that Subsidiaries of the Company will be permitted to merge with one another without the prior written consent of the Bank.

8.10          Continuation of Business. The Borrower shall cause each Loan Party and its Subsidiaries to (a) maintain and preserve all of its properties which are material to the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, (b) maintain all material licenses, certifications and permits of all Governmental Authorities necessary to continue its operations and (c) comply with all of their material agreements and contracts.

8.11          Additional Indebtedness and Activities. The Borrower shall cause each Loan Party and its Subsidiaries not to, (a) other than Indebtedness owed to the Borrower or any of its other Subsidiaries (other than the Excluded Subsidiaries) and as set forth on Schedule 8.11, without prior written notice to the Bank incur any Indebtedness other than the Loan and in respect of the Acquisition, or (b) without the prior written consent of the Bank create or suffer to exist any Lien on its assets, other than in favor of the Bank and other than as set forth on Schedule 8.11.

8.12          Disposal of Assets. The Borrower shall cause each Loan Party not to, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, license, assign, transfer or otherwise dispose of) any of its assets, without the prior written consent of the Bank, other than sale of inventory in the ordinary course.

8.13          Future Acquisitions. In the event that the Borrower acquires any additional Subsidiary, the Borrower shall pledge to the Bank, respectively, one hundred percent (100%) or sixty percent (60%) of the Stock of such additional U.S. or non U.S. Subsidiaries.

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8.14          Change Name. The Borrower shall cause the Guarantors not to change, without providing thirty (30) days’ prior written notice of the Bank, such Guarantor’s name, organizational identification number, state of organization or organizational identity.

8.15          Change of Control. The Borrower shall not cause, permit, or suffer, directly or indirectly, any Change of Control.

8.16          No Liens on Target’s Assets. The Borrower shall cause the Target not to grant or permit to exist any Lien on any of its tangible and intangible personal property, including without limitation its accounts, equipment, contracts, patents, copyrights, trademarks, other general intangibles, intercompany notes and, in each case, proceeds thereof, without the prior written consent of the Bank.

8.17          Dividends. Subject to applicable Requirements of Law, the Borrower shall cause its Subsidiaries to pay dividends or other distributions to the Borrower in amounts sufficient to make the required payments of principal and interest on the Loan on or before the date such payments are due.

8.18          Restricted Payments. So long as (A) after giving pro forma effect to such payment, the Borrower remains in compliance with Section 8.2, (B) no Event of Default shall have occurred and be continuing and (C) the Borrower has provided prior written notice to the Bank, the Borrower may declare and pay any dividends or other distributions upon the common Stock of the Borrower.

8.19          No Issuance of New Preferred Stock. The Borrower shall not authorize or issue any shares of preferred Stock, or other Stock providing for the mandatory payment of dividends, in addition to any shares of preferred Stock of the Borrower currently outstanding unless at least 25.0% of the net cash proceeds received by the Borrower from such issuance are used to promptly prepay the Loan and so long as after giving pro forma effect to the payment of any dividends, the Borrower remains in compliance with Section 8.2.

8.20          Further Assurances; Power of Attorney. The Borrower shall promptly, upon the reasonable request of the Bank and at the Borrower’s expense, execute, acknowledge, and deliver, or cause the execution, acknowledgement, and delivery of, any document or instrument supplemental to or confirmatory to the Loan Documents or otherwise necessary or desirable in the Bank’s reasonable opinion for the creation, preservation, and/or perfection of any security interests in the collateral that are given by the Borrower to the Bank. The Borrower hereby irrevocably constitutes and appoints the Bank, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Borrower to take any appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of the Loan Documents. The powers conferred on the Bank shall not impose any duty upon the Bank to exercise any such power.

8.21          Access to Books and Records. The Borrower will cause the Loan Parties and their Subsidiaries to properly maintain their books and records and permit the Bank, by its officers and representatives, to have reasonable access to the officers of the Loan Parties and their Subsidiaries and examine, at all reasonable times and upon reasonable prior written notice to the Borrower, the properties, minute books and other corporate records and books of account and financial records of the Loan Parties and their Subsidiaries.

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ARTICLE IX.
EVENTS OF DEFAULT

9.1              Events of Default.

(a)                The occurrence of any one or more of the following events and the continuation thereof beyond the applicable grace period herein provided, if any, shall constitute an “Event of Default” under this Agreement:

(1)               the Borrower fails to pay all or any portion of principal due under the Note on the date due;

(2)               the Borrower fails to pay all or any portion of interest due under the Note or any fees or other amounts due under this Agreement for a period of five (5) Business Days after the date due;

(3)               any Loan Party fails to comply with any of the other terms, conditions, or covenants in the Loan Documents and such default shall continue for thirty (30) days following written notice, delivered to the Borrower by the Bank, specifying such default and requiring the same to be remedied;

(4)               any Loan Party fails to pay when due, beyond any applicable grace or cure period, any indebtedness in excess of $500,000 under any other loan agreement, or credit facility, or guaranty;

(5)               any representation or warranty made by the Borrower herein or any Loan Party in any other Loan Document shall, at the time made, be false or misleading in any material respect;

(6)               any Loan Party or any of its Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its Property, or shall consent to any such relief or to the appointment of or taking possession by any such official in the involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors;

(7)               any involuntary case or other proceeding shall be commenced against the any Loan Party or any of its Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its Property and such case or proceeding is not dismissed within sixty (60) days;

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(8)               a judgment in excess of $100,000 over the amount of insurance coverage therefor (where the underwriter has agreed in writing to pay such judgment) shall be rendered against any Loan Party and shall remain undischarged, undismissed and unstayed for more than ten (10) days;

(9)               a Change of Control shall occur;

(10)           any judicial decision, legislative or regulatory change or any change in any Loan Party’s or its Subsidiaries’ right to conduct business materially and adversely affects the present business, financial condition or operation of the such Person or its properties and assets in such a manner that with the passage of time the Borrower could not comply with the terms, conditions and covenants in this Agreement;

(11)           a Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 412(n)(1) of the Code), shall have occurred with respect to any Plan, (ii) a trustee shall be appointed by a United States district court to administer any Plan, (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan, (iv) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan and the Borrower or such ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner, (v) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, (vi) the Borrower or any ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (vii) a failure by any Plan to meet the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance, whether or not waived, (viii) a filing pursuant to Section 412(d) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan or (ix) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (ix) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Change; or

(12)           any Lien purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party or Borrower’s Subsidiary not to be, a valid and perfected Lien on any collateral, with the priority required by the applicable security document, or any guarantee purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, in each such case except as a result of the sale or other disposition of the applicable collateral in a transaction permitted under the Loan Documents.

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(b)               If any Event of Default shall occur, the Bank may declare the entire outstanding principal amount of the Loan or any portion thereof together with interest thereon and any other fees, costs and charges then payable under the Loan Documents, immediately due and payable, whereupon the same shall become immediately due and payable, without presentment, protest or further demand or notice of any kind, all of which are hereby expressly waived by the Borrower; and in addition to the foregoing, the Bank may immediately exercise any and all other rights, remedies, and recourse available to it at law or in equity or under the Loan Documents. If an Event of Default specified in subsections 5 or 6 of this Section occurs, all amounts payable under the Loan Documents by the Borrower that would otherwise be due after the date of such Event of Default shall become immediately due and payable without any declaration or other act on the part of the Bank.

ARTICLE X.
CONDITIONS PRECEDENT

The obligation of the Bank to make the Loan is subject to the satisfaction, in the sole judgment of the Bank, of the following conditions:

10.1 The Bank shall receive on or before the Execution Date:

(a)                this Agreement executed by the Borrower;

(b)               the Guaranties executed by the Guarantors;

(c)                the Security Agreement executed by the Sevcon USA, Inc.;

(d)               the Pledge Agreement with respect to the shares of stock of the Guarantors;

(e)                evidence of termination and release of the lien of RBS Citizens, National Association against all of the Borrower’s Stock of Sevcon USA, Inc., including a payoff letter from RBS Citizens, National Association, and a UCC-3 financing statement termination;

(f)                evidence of termination and release of the lien of RBS Citizens, National Association against all of the assets of the Sevcon USA, Inc. including a payoff letter from RBS Citizens, National Association, and a UCC-3 financing statement termination;

(g)               a UCC financing statement against all of the Borrower’s Stock of the Guarantors in form and substance satisfactory to the Bank;

(h)               a UCC financing statement against all of the assets of Sevcon USA, Inc. in form and substance satisfactory to the Bank;

(i)                 a certificate of good standing for each of the Borrower and the Guarantors issued by the Secretary of State of each corporation's state of incorporation;

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(j)                 resolutions of the Borrower authorizing the borrowing and the execution and delivery of the Loan Documents, and appointing an authorized individual of the Borrower to execute and deliver the Loan Documents;

(k)               resolutions of each Guarantor authorizing the execution and delivery of the Guaranty and, if applicable, the Security Agreement and appointing an authorized individual of the Guarantors to execute and deliver such documents;

(l)                 evidence of any third party consent needed to authorize the execution and delivery of the Loan Documents by the Borrower or the Guarantors;

(m)             certified copies of the Borrower’s and the Guarantors' Organizational Documents;

(n)               such documents as shall be requested by the Bank in connection with its Know Your Customer and Anti-Money Laundering Requirements;

(o)               an opinion of counsel to the Borrower substantially in the form attached hereto as Exhibit E; and

(p)               any other document reasonably requested by the Bank in order to implement the requirements of this Agreement or any of the Loan Documents.

10.2 The Bank shall receive on or before the Funding Date:

(a)                The Loan Documents other than the Term Loan Agreement, the Guaranties, the Security Agreement, and the Pledge Agreement with respect to the Guarantors, including the Note and Pledge Agreements with respect to the shares of stock of Sevcon SAS and Sevcon Limited, executed by the Borrower and all other necessary parties, as applicable.

(b)               a copy of the fully executed purchase agreement for the Acquisition;

(c)                original stock certificates representing the shares of stock subject to the Pledge Agreement with respect to the shares of stock of Sevcon Limited, together with appropriate instruments of transfer;

(d)               original stock certificates representing the shares of stock of the Guarantors subject to the Pledge Agreement referred to in Section 10.1(d) above, and the original Acquisition Note, together with appropriate instruments of transfer;

(e)                an opinion of counsel to the Borrower in form and substance acceptable to the Bank;

(f)                payment of the facility fee provided for in Section 4.2, and reasonable fees and expenses of counsel to the Bank as well as any other fees and out-of-pocket expenses of the Bank incurred in connection with the Loan; and

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(g)               any other document reasonably requested by the Bank in order to implement the requirements of this Agreement or any of the Loan Documents.

ARTICLE XI.
MISCELLANEOUS PROVISIONS

11.1          Waiver. No delay on the part of the Bank in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any right, power or remedy preclude the further exercise thereof, or the exercise of any other right, power or remedy.

11.2          Consent to Jurisdiction; Service of Process and Waiver of Jury Trial. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN NEW YORK, NEW YORK, WAIVES ANY OBJECTION WHICH THE BORROWER MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH FEDERAL OR STATE COURT IN NEW YORK TO THE EXTENT PERMITTED BY LAW. THE BANK AND THE BORROWER WAIVE TRIAL BY JURY. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF IN ACCORDANCE WITH SECTION 11.2 OF THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE FIVE (5) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

11.3          Notices. Except as otherwise expressly provided herein, all notices hereunder shall be in writing. Notices given by mail shall be deemed to have been given five (5) days after the date sent if sent by registered or certified mail, postage prepaid, the day after the date sent if sent by overnight mail by means of a reputable overnight delivery service and the date of delivery if sent by hand delivery. Notice shall be given to the following addressees:

If to the Borrower, to:

Sevcon, Inc.
155 Northboro Road

Southborough, Massachusetts 01772

And with a copy to:

Locke Lord LLP
111 Huntington Avenue
Boston, Massachusetts 02199
Attention: Matthew Dallett, Esq.

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If to the Bank, to:

BANCA MONTE DEI PASCHI DI SIENA S.p.A,
acting through its New York branch
55 East 59th Street
New York, New York 10022
Attention: Nicolas Kanaris

With a courtesy copy to:

Withers Bergman LLP
430 Park Avenue
10th Floor
New York, New York 10022-3505
Attention: Brenda T. Simensky, Esq.

or in the case of either party, such other address as such party may have designated, by written notice given in accordance with this Agreement and received by the other party to this Agreement, as its address for notices.

11.4          Costs, Expenses and Taxes. The Borrower agrees to pay the reasonable fees of the Bank’s counsel arising in connection with the preparation of the Loan Documents, and the enforcement of the Bank’s rights hereunder, plus any reasonable out-of-pocket expenses incurred by the Bank’s counsel. In addition, the Borrower agrees to pay, and to save the Bank harmless from any liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Agreement, the borrowings hereunder, or the execution and delivery of the Note. All obligations provided for in this Section 11.4 shall survive any termination of this Agreement.

11.5          Captions. Section captions used in this Agreement are for convenience only and shall not be deemed to be a part of this Agreement.

11.6          Governing Law. The Loan Documents have been negotiated and delivered in the State of New York, shall be deemed to have been made in the State of New York and shall be governed by the laws of the State of New York without regard to its choice of law provisions. All obligations of the Borrower and rights of the Bank expressed herein, and in the Note shall be in addition to and not in limitation of those provided by applicable law.

11.7          Successors and Assigns. This Agreement shall become effective when it shall have been executed by the Borrower and the Bank, and thereafter shall be binding upon the Borrower, its successors and assigns, and upon the Bank, its successors and assigns, and shall inure to the benefit of the Borrower, the Bank and their respective successors and assigns. In the event this Agreement and the Note are assigned to another branch of the Bank, the Borrower agrees to reimburse the Bank for any additional expenses, including any applicable withholding taxes. However, the Borrower may not assign its rights or obligations under the Loan Documents without the prior written consent of the Bank and the Bank may assign its rights in accordance with Section 11.13.

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11.8          Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and all of which shall constitute a single agreement. Delivery of an executed counterpart of this Agreement by telefacsimile, pdf file or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile, pdf file or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

11.9          Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by the Borrower or the Guarantors or the transfer to the Bank of any Property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the United States Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Bank is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Bank is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Bank related thereto, the liability of the Borrower or the Guarantors automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

11.10      Amendments. No amendment, modification or waiver of, or consent with respect to, any provision of the Loan Documents shall in any event be effective unless the same shall be in writing and signed and delivered by the Bank and the Borrower or the Guarantor, as applicable, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

11.11      Inconsistencies. The Loan Documents shall be construed to the extent reasonable to be consistent, one with the other, but to the extent that the terms and conditions of this Agreement are actually inconsistent with the terms and conditions of any Loan Document, the terms and conditions of this Agreement shall govern.

11.12      Performance of Obligations. The Borrower acknowledges and agrees that if the Borrower has failed to make any payment or to take any action required under the terms of the Loan Documents, then the Bank may, but shall have no obligation to, make any payments or perform any act required of the Borrower under the Loan Documents or take any other action which the Bank in its discretion deems necessary or desirable to protect or preserve the collateral including, without limitation, any action to pay or discharge taxes, liens, security interests, or other encumbrances levied or placed on or threatened to be placed on any collateral, provided that, in any such case, the Bank shall have given the Borrower not less than five (5) Business Days’ notice before taking action and the Borrower shall not have cured or commenced to cure such failure within such five (5) Business Day period.

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11.13      Assignments and Participations. The Bank shall have the unrestricted right at any time and from time to time, to assign its obligations and rights hereunder to one or more banks or other financial institutions (other than a hedge fund or a competitor of the Borrower) or to grant to one or more banks or other financial institutions (each, a “Participant”) participating interests in the Bank’s obligations and rights hereunder. The Bank may furnish any information concerning the Borrower in its possession from time to time to prospective assignees and Participants.

11.14      Right of Set-Off. The Bank shall have with respect to the Borrower’s obligations to the Bank under this Agreement a contractual possessory security interest in and a contractual right of set-off against all of the Borrower’s right, title and interest in and to, any depository account of the Borrower maintained at the Bank. Such right of set-off may be exercised without demand upon or notice to the Borrower and shall be deemed to have been exercised immediately upon the occurrence of an Event of Default hereunder without any action of the Bank, although the Bank may enter such set-off on its books and records at later time.

11.15      Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

11.16      Limitation of Liability. The Borrower agrees that no claim may be made by the Borrower or any other person against the Bank or its affiliates, directors, officers, employees, or agents for any special, indirect, consequential, punitive or treble damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by the Loan Documents, or any act, omission or event occurring in connection herewith or therewith; and the Borrower hereby waives, releases and agrees not to sue upon any claim for any and all special, indirect, consequential, punitive or treble damages, whether or not accrued and whether or not known or suspected to exist in its favor. Nothing in this Section 11.16 shall limit the liability of the Bank, its affiliates, directors, officers, employees, or agents for their gross negligence or willful misconduct.

11.17      Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement between the Bank and the Borrower with respect to the Loan and the written and executed form of this Agreement and the Loan Documents expressly supersede any previous writings or oral agreements between and among the Bank and the Borrower and their Affiliates, agents and employees.

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11.18      Patriot Act. The Bank hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the credit parties, which information includes the names and addresses of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the Patriot Act and as specifically requested in writing by the Bank. In addition, if the Bank is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and the Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute expenses hereunder and be for the account of the Borrower.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be delivered as of the day and year first written above.

SEVCON, INC.

By:	/s/ Paul Farquhar
Paul Farquhar
Treasurer

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BANCA MONTE DEI PASCHI DI SIENA S.p.A.,
acting through its New York branch

By:	/s/ Vincenzo Ciancio
Vincenzo Ciancio
Senior Vice President and
General Manager

By:	/s/ Brian R. Landy
Brian R. Landy
Vice President

2